Exhibit 99.(a)(4)

LOOKSMART RESPONDS TO EXTENSION OF
UNSOLICITED TENDER OFFER BY PEEK INVESTMENTS

PEEK Misrepresents Communication to LookSmart and Fails to Submit Proposal;
LookSmart Board Reiterates Recommendation to Stockholders Not to Tender Shares

SAN FRANCISCO, CALIFORNIA – August 15, 2012 – LookSmart, Ltd. (NASDAQ: LOOK), an online advertising network solutions company, today responded to the press release issued by PEEK Investments, LLC (PEEK) on August 13, 2012, in which PEEK announced the extension of its unsolicited tender offer to acquire LookSmart for $1.00 per share in cash.  Specifically, LookSmart noted that PEEK did not report in its announcement that on August 10, 2012 Michael Onghai, President of PEEK, contacted LookSmart Board member Mark Sanders to express his desire to join the LookSmart Board of Directors.  Additionally, LookSmart noted that PEEK publicly disclosed in its announcement its plan to submit a proposal to LookSmart’s Board of Directors by 5:00 pm Pacific Daylight Time on August 13, 2012, as invited by the LookSmart Board.  As of the close of business on August 14, 2012, PEEK had not submitted any such proposal.

The Company also disclosed today that LookSmart’s Board of Directors has received indications of interest regarding strategic transactions at valuations in excess of PEEK’s proposed tender offer price.  Consistent with its fiduciary duties, and in consultation with its financial and legal advisors, LookSmart’s Board of Directors is in the process of thoroughly reviewing the indications of interest and will be addressing same as appropriate in due course.

“Our Board continues to believe that PEEK’s offer is not in the best interests of LookSmart stockholders.  We recognize and appreciate the desire of many of our stockholders to realize value in the near term and we are carefully evaluating the indications of interest we have received while continuing to execute on our strategic plan consistent with our fiduciary duty to stockholders,” said Dr. Jean-Yves Dexmier, Chief Executive Officer and Board member of LookSmart.

About LookSmart, Ltd.
LookSmart is a pioneer in online advertising. Founded in 1997, LookSmart has been connecting advertisers and agencies to high quality sources of inventory for performance marketing, and helps online publishers monetize their inventory through our award winning Ad Center platform. Our highly scalable technology processes billions of search queries on a daily basis, enabling marketers to bid in real time across search and display inventory, and leverage intent data to get performance that meets aggressive campaign goals. LookSmart is based in San Francisco, CA, with offices in Los Angeles and New York City. For more information, visit www.looksmart.com or call 415-348-7500.

The LookSmart, Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8717.

FORWARD-LOOKING STATEMENTS
This Statement may contain statements that are forward-looking.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are (1) the risk of failing to complete any strategic transaction contemplated by any indications of interest for any reason, including the risk that third parties withdraw such indications of interest, (2) LookSmart’s ability to maintain the value of its assets, operations and prospects (3) LookSmart’s ability to deliver  high quality traffic to advertisers and high value advertising  opportunities to publishers (4) LookSmart’s ability to capture market opportunities, and achieve growth and value based on its investments and growth opportunities (5) business disruptions associated with the tender offer commenced by PEEK and (6) other factors detailed in LookSmart’s filings with the SEC, including LookSmart’s most recent filings on Forms 10-K/A and 10-Q for the year ended December 31, 2011 and the quarter ended June 30, 2012, respectively.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In response to the tender offer commenced by PEEK, LookSmart has filed a recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND SECURITY HOLDERS OF LOOKSMART ARE URGED TO READ THE RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when they become available) and other documents filed with the SEC by LookSmart through the web site maintained by the SEC at http://www.sec.gov. Investors and security holders also will be able to obtain free copies of these documents, and other documents filed with the SEC by LookSmart, from LookSmart by directing a request to LookSmart, Attn: Bill O’Kelly.

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Investor Contacts
Bill O'Kelly
Senior Vice President Operations and Chief Financial Officer, LookSmart, Ltd.
(415) 348-7208
bo'kelly@looksmart.net

John Mills
Senior Managing Director, ICR, Inc.
(310) 954-1100
john.mills@icrinc.com

Media Contact
Matt Benson
Managing Director, Sard Verbinnen & Co
(415) 618-8750
mbenson@sardverb.com